Exhibit 7.12

CPEChina Fund, L.P.
c/o CITIC PE Advisors (Hong Kong) Limited
Suite 606, 6/F,
One Pacific Place
88 Queensway
Hong Kong

April 24, 2013

Century Sunshine Limited
No. 3 A1, Road 10
Econ. & Tech. Development Zone
Shenyang 110027, P.R. China

Re: Amendment to Commitment Letter dated February 8, 2013

Ladies and Gentlemen:

We refer to the Commitment Letter dated February 8, 2013 (the "Commitment Letter"), by and between CPEChina Fund, L.P. (the "Investor") and Century Sunshine Limited ("Holdco"). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Commitment Letter.

It is contemplated that Parent, Merger Sub and the Company will enter into an amendment to the Merger Agreement to increase the Merger Consideration (as such term is defined under the Merger Agreement). The Investor intends to commit to provide part of the funding for such increase in the Merger Consideration through an increase in purchase price of convertible and exchangeable notes of Holdco which the Investor intends to purchase from Holdco (the "Additional Commitment"). Accordingly, the Investor and Holdco are entering into this amendment to the Commitment Letter (this "Amendment") to reflect the Additional Commitment.

1. Amendment to the Commitment. The Investor and Holdco hereby agree that the number "US$133 million", being the Commitment under Section 1 of the Commitment Letter, shall be deleted and replaced with the number "US$154.40 million".

2. No further amendment. The Investor and Holdco agree that all other provisions of the Commitment Letter shall, subject to the amendments in Section 1 of this Amendment, continue unamended, remain in full force and effect and constitute legal and binding obligations of the Investor and Holdco. This Amendment forms an integral and inseparable part of the Commitment Letter.

3. Warranties. The Investor represents and warrants with respect to itself to Holdco that: (a) it has all requisite corporate or similar power and authority to execute, deliver and perform this Amendment and (b) the execution, delivery and performance of this Amendment by the Investor have been duly and validly authorized and approved by all necessary corporate or other organization action by it.

4. Miscellaneous Terms. The provisions of Sections 4, 8, 9 and 14 of the Commitment Letter shall apply mutatis mutandis to this Amendment, and to the Commitment Letter as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified by this Amendment.

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Very truly yours,

CPEChina Fund, L.P.
By: CITIC PE ASSOCIATES, L.P., as general
partner
By: CITIC PE Funds Limited, as general
partner

By: /s/ Chan Ching Nar Cindy
Name: Chan Ching Nar Cindy
Title: Director

Agreed to and acknowledged
as of the date first written above

Century Sunshine Limited

By: /s/  Jing Lou
Name: Dr. Jing Lou
Title: Director